UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 3, 2010

GREEN PLAINS RENEWABLE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

333-121321	84-1652107
(Commission file number)	(IRS employer identification no.)

9420 Underwood Ave., Suite 100, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 3, 2010, Green Plains Renewable Energy, Inc. (the “Company”) entered into an indenture between the Company and Wilmington Trust FSB, as trustee (the “Indenture”) in connection with the closing of its private offering of $90 million aggregate principal amount of the Company’s 5.75% Convertible Senior Notes due 2015 (the “Notes”). Under the purchase agreement for the offering (the “Purchase Agreement”), the Company initially sold $75 million aggregate principal amount of the Notes to the initial purchasers and granted the initial purchasers a 30-day option to purchase up to an additional $15 million aggregate principal amount of the Notes to cover over-allotments. The initial purchasers exercised their over-allotment option in full. Both the $75 million aggregate principal amount of Notes initially sold under the Purchase Agreement and the additional $15 million aggregate principal amount of Notes sold pursuant to the over-allotment option will be governed by the Indenture. A copy of the Indenture and the form of Global Note, which is Exhibit A to the Indenture, is attached hereto as Exhibit 4.1, is incorporated herein by reference and is filed hereby. The descriptions of the Indenture and of the Notes contained in this report are summaries and, in each case, are qualified in their entirety by the terms of the Indenture and the Notes.

The Notes are senior, unsecured obligations of the Company, with interest payable on May 1 and November 1 of each year, beginning May 1, 2011, at a rate of 5.75% per annum. The Notes will mature on November 1, 2015. At any time prior to the close of business on the business day immediately preceding the maturity date, the Notes may be converted into shares of the Company’s common stock and cash in lieu of fractional shares of the common stock based on a conversion rate initially equal to 69.7788 shares of the common stock per $1,000 principal amount of Notes, which is equal to an initial conversion price of $14.33 per share. The conversion rate is subject to adjustment upon the occurrence of specified events.

The Company may redeem for cash all, but not less than all, of the Notes at any time on and after November 1, 2013, if the last reported sale price of the Company’s common stock equals or exceeds 140% of the applicable conversion price for a specified time period, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest. In addition, each holder of the Notes may require the Company to repurchase all or a portion of the Notes if the Company is involved in certain types of corporate transactions or other events that constitute a fundamental change. In addition, in certain circumstances, the Company will increase the conversion rate for a holder that converts the Notes in connection with a specified set of corporate events, including the calling of the Notes for redemption.

The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, the following: nonpayment of principal or interest; breach of covenants or other agreements in the Indenture; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal and accrued interest on all the Notes immediately due and payable.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 is incorporated by reference into this Item 3.02.

The Company offered and sold the Notes to the initial purchasers in reliance on an exemption from registration under the Securities Act provided by Section 4(2) of the Securities Act. The initial purchasers then resold the Notes to qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on an exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act.

Item 8.01.	Other Events.

On November 3 2010, the Company issued a press release announcing the closing of the sale of the Notes. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit No.	Description of Exhibit
4.1	Indenture relating to the 5.75% Convertible Senior Notes due 2015, dated as of November 3, 2010, between Green Plains Renewable Energy, Inc. and Wilmington Trust FSB, including the form of Global Note attached as Exhibit A thereto.

99.1	Press Release, dated November 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN PLAINS RENEWABLE ENERGY, INC.

Date: November 3, 2010	By:	/s/ Jerry L. Peters
Jerry L. Peters Chief Financial Officer (Principal Financial Officer)

Exhibit Index

Exhibit No.	Description of Exhibit
4.1	Indenture relating to the 5.75% Convertible Senior Notes due 2015, dated as of November 3, 2010, between Green Plains Renewable Energy, Inc. and Wilmington Trust FSB, including the form of Global Note attached as Exhibit A thereto.

99.1	Press Release, dated November 3, 2010